EXHIBIT 10.4

ROYALTY AGREEMENT

This ROYALTY AGREEMENT (this “Agreement”), dated June 26, 2008, is made by and between Deerfield Private Design Fund, L.P., a Delaware limited partnership (“Design Fund”), and Deerfield Private Design International, L.P., a British Virgin Islands limited partnership (“Design International” and together with Design Fund, “Deerfield”) and ZymoGenetics, Inc., a Washington corporation (“ZymoGenetics”).

Background Statement

ZymoGenetics is a pharmaceutical company that holds Department of Health and Human Services U.S. License No. 1758 (including all supplements, the “Recothrom License”) to manufacture Thrombin topical (Recombinant) powder for solution for topical use labeled with the proprietary name RECOTHROM™. Deerfield and ZymoGenetics have entered into a Facility Agreement, dated as of the date hereof, pursuant to which Deerfield will lend funds to ZymoGenetics pursuant to the terms and conditions set forth therein (as amended, supplemented and replaced from time to time, the “Facility Agreement”). As part of the consideration for Deerfield entering into the Facility Agreement, ZymoGenetics has agreed to pay Deerfield a royalty on future sales of Recothrom Products pursuant to the terms and conditions set forth herein.

Statement of Agreement

The Parties agree as follows:

1. Definitions. Capitalized terms shall have the meaning set forth in this section. Unless the context requires otherwise, words in the singular include the plural, words in the plural include the singular, and words importing any gender shall be applicable to all genders. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(a) “Affiliate” means with respect to any Person, each other Person that directly or indirectly, through one or more intermediaries, owns or controls, is controlled by or is under common control with, such Person. For the purpose of this Agreement, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

(b) “Agreement” has the meaning set forth in the introductory paragraph.

(c) “Business Day” means any day other than Saturday, Sunday or a day on which banks in the City of New York are authorized or required to be closed.

(d) “Cash and Cash Equivalents” has the meaning given such term in the Facility Agreement.

(e) “Deerfield” has the meaning set forth in the introductory paragraph.

(f) “Deerfield ZG” has the meaning set forth in Section 2(i).

(g) “Disbursement” has the meaning given such term in the Facility Agreement.

(h) “Earnings Report” means, during any period when ZymoGenetics has a class of securities registered in the United States, the Form 10-Q filed by ZymoGenetics following each of the first three Quarters of its fiscal year and the Form 10-K filed by ZymoGenetics following the fourth Quarter of its fiscal year.

(i) “Facility Agreement” has the meaning set forth in the Background Statement.

(j) “Facility Units” means, as of any date of determination, the number of Total Disbursements (i.e., 0, 1, 2, 3 or 4) less any Disbursement that has been fully repaid. For purposes of determining when a Disbursement has been fully repaid, all payments by ZymoGenetics made in respect of the Loan, including interest thereon, shall be deemed to be applied (i) first to all accrued interest on the Disbursement being repaid and (ii) then to the unpaid principal amount of such Disbursement. Payments shall be applied to interest and principal of Disbursements sequentially in the order that the Disbursements have been made to ZymoGenetics. Notwithstanding the foregoing, and solely for purposes of the determination of the Facility Units, the number of Facility Units shall be deemed to be equal to zero (0) for each day within the Royalty Term during which Deerfield is in breach of its obligation to make a Disbursement under the Facility Agreement.

(k) “Facility Units Average” means, with respect to any Quarter, the mean number of Facility Units outstanding in such Quarter, to be calculated by dividing (i) the sum of the number of Facility Units outstanding as of 5:00 p.m. (New York City time) on each day of such Quarter by (ii) the number of days in such Quarter, the result of such calculation being rounded to the nearest one-hundredth and a result ending in five one-thousandths being rounded down.

(l) “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(m) “Interest Rate” has the meaning given such term in the Facility Agreement.

(n) “Legal Requirement” means any statute, law, treaty, rule, regulation, guidance, approval, order, decree, writ, injunction or determination of any Governmental Authority, court or arbitrator of competent jurisdiction; and, with respect to any Person, includes all such Legal Requirements applicable or binding upon such Person, its business or the ownership or use of any of its assets.

(o) “Lien” means any reservations of title, mortgage, claim, lien, security interest, pledge, hypothecation, escrow, charge, option or other restriction or encumbrance of any kind.

(p) “Loan” has the meaning given such term in the Facility Agreement.

(q) “Material Reduction in Net Sales” means any injunction, settlement, consent or other agreement described in Section 6 (an “Infringement Event”) that results in (i) the immediate cessation of all or substantially all Net Sales of Recothrom Products, which cessation is expected to last for at least three (3) months, (ii) aggregate Net Sales for the two (2) consecutive Quarters immediately following such Infringement Event being less than seventy-five percent (75%) of the aggregate Net Sales for the comparable two (2) Quarters in the preceding fiscal year, provided such Infringement Event occurs on or after July 1, 2009 or (iii) aggregate Net Sales for the two (2) consecutive Quarters immediately following such Infringement Event being less than seventy-five percent (75%) of the aggregate Net Sales for the two (2) consecutive Quarters immediately preceding such Infringement Event, provided such Infringement Event occurs prior to July 1, 2009.

(r) “Net Sales” means, for any relevant period, the gross amount invoiced for Recothrom Products sold to third parties in bona fide, arm’s length transactions by or on behalf of ZymoGenetics, its Affiliates and all direct or indirect assignee or licensee of ZymoGenetics’ rights in the Recothrom Intellectual Property or Recothrom Regulatory Rights, less customary deductions determined without duplication in accordance with ZymoGenetics’ (or, as applicable, any such Affiliate’s, assignee’s or licensee’s) standard accounting methods as generally and consistently applied for: (i) applicable sales credits (as described below), (ii) payments or rebates incurred, or reserves and allowances, pursuant to programs of any Governmental Authority, (iii) freight charges, transit insurance and other transportation costs, and (iv) to the extent included in the gross amount invoiced, sales, use and excise taxes. Applicable sales credits means credits or discounts, or reserves and allowances, deducted from the gross amount invoiced for: (A) customer returns, returned goods allowances, rejected goods and damaged goods not covered by insurance, (B) cash or terms discounts, (C) direct to customer discount or customer rebate programs, including wholesaler fees for service, (D) third party rebates and chargebacks, including group purchasing organization admin fees, (E) trade show discounts and stocking allowances, (F) price adjustments on customer inventories following price changes, (G) product recalls, (H) discount card programs, and (I) amounts credited for uncollectible amounts. Bona fide, arm’s length transactions shall not include (y) sales for resale of Recothrom Products among ZymoGenetics and its Affiliates and direct or indirect assignees and licensees (although subsequent resale of such Recothrom Products may constitute bona fide, arm’s length transactions) or (z) sales of Recothrom Products for development, clinical, regulatory or compassionate use purposes. Net Sales shall not include sales of Recothrom Products for use outside the United States, its territories and possessions.

(s) “Party” means either ZymoGenetics or Deerfield, and “Parties” means both ZymoGenetics and Deerfield.

(t) “Person” means any natural person, corporation, limited liability company, partnership, association, trust, organization, Governmental Authority or other legal entity.

(u) “Quarter” means a fiscal quarter of ZymoGenetics.

(v) “Recothrom Intellectual Property” means all inventions, patents, patent applications, trade secrets, know-how, technical data, laboratory results, clinical results, manufacturing methods, copyrights, trademarks and other data, know-how and intellectual property controlled by ZymoGenetics that are necessary to develop, manufacture, have manufactured, promote, distribute, import, offer for sale, and sell the Recothrom Products in the United States, its territories and possessions.

(w) “Recothrom License” has the meaning set forth in the Background Statement.

(x) “Recothrom Products” means all products that are now or may hereafter be approved for manufacture under the Recothrom License for sale in the United States, its territories and possessions.

(y) “Recothrom Regulatory Rights” means the Recothrom License and all other license, permits, approvals, codes, certifications and other authorizations or identifiers granted or required by any Governmental Authority required to manufacture, have manufactured, promote, distribute, import, sell, offer for sale and sell the Recothrom Products.

(z) “Royalty” has the meaning set forth in Section 2(a).

(aa) “Royalty Cap” has the meaning set forth in Section 2(e).

(bb) “Royalty Term” has the meaning set forth in Section 2(d).

(cc) “Total Disbursements” means the total number of Disbursements made at any time pursuant to the Facility Agreement, without giving effect to any full or partial repayment of Disbursements.

(dd) “Transfer” means any sale, assignment, conveyance of rights, deed of trust, Lien, license, sublicense, seizure or other transfer of any sort, voluntary or involuntary, including by operation of law.

(ee) “ZymoGenetics” has the meaning set forth in the introductory paragraph.

2. Royalty.

(a) Royalty Amount. In consideration of Deerfield entering into the Facility Agreement, ZymoGenetics shall pay Deerfield, subject to the Royalty Cap, for every Quarter falling within any part of the Royalty Term a royalty (the “Royalty”) equal to the product of (i) the Facility Units Average for such Quarter and (ii) two percent (2%) of Net Sales made in such Quarter.

(b) Payment of the Royalty. No later than forty-five days following the end of each of the first three Quarters of Zymogenetics’ fiscal year, and no later than two Business Days following the date ZymoGenetics files its Earnings Report for the fourth Quarter of its fiscal year, ZymoGenetics shall pay to Deerfield the Royalty for such Quarter. On the same day it makes a Royalty payment pursuant to this Section 2(b), ZymoGenetics shall deliver to Deerfield a written statement showing all Net Sales during such Quarter and ZymoGenetics’ computation of the Royalty. All Royalty payments shall be made by wire transfer of immediately available funds to each account designated in writing by Deerfield for each of the two payees pursuant to Section 2(c) no later than five Business Days prior to the date such Royalty payment shall be due. Deerfield shall be responsible for and shall bear any taxes levied upon the Royalty and any other payments received by Deerfield under this Agreement and ZymoGenetics may withhold such taxes from any Royalty or such other payments if ZymoGenetics is either required to do so under applicable tax laws or directed to do so by an agency of the United States government.

(c) Allocation between Design Fund and Design International. Unless otherwise agreed by all Parties, each payment of the Royalty shall be allocated and paid thirty-eight and three tenths percent (38.3%) to Design Fund and sixty-one and seven tenths percent (61.7%) to Design International, in each case rounded to the nearest cent ($0.01).

(d) Royalty Term. The obligation of ZymoGenetics to make Royalty payments pursuant to this Agreement shall begin on the date of the first Disbursement under the Facility Agreement and terminate thereafter upon the earlier of the full repayment of all Disbursements made or capable of being made under the Facility Agreement or the termination of this Agreement pursuant to Section 6 (such period being the “Royalty Term”). Termination of this Agreement shall not terminate the obligation of ZymoGenetics, or its Affiliate, licensee or assignee, to pay any Royalty accrued prior to termination.

(e) Royalty Cap. The total Royalty payments to be made by ZymoGenetics pursuant to this Agreement (the “Royalty Cap”) shall not exceed:

(i) forty-five million dollars ($45,000,000) if the Total Disbursements is four;

(ii) thirty-six million two hundred and fifty thousand dollars ($36,250,000) if the Total Disbursements is three;

(iii) twenty-seven million five hundred thousand dollars ($27,500,000) if the Total Disbursements is two; or

(iv) eighteen million seven hundred and fifty thousand dollars ($18,750,000) if the Total Disbursements is one.

The Royalty Cap shall be recalculated each time the Total Disbursements increases. If the Royalty Cap has been reached then ZymoGenetics shall make no further Royalty payments unless and until the Royalty Cap increases, at which time ZymoGenetics shall recommence making Royalty payments on subsequent Net Sales until the aggregate amount of Royalty payments reaches the increased Royalty Cap.

(f) Delinquent Royalty Payments. Any Royalty not paid when due shall bear interest at a rate of one and one-half percent (1.5%) per month, compounded monthly.

(g) Audit Right. Upon not less than fourteen days written notice, Deerfield shall have the right to audit the books and records of ZymoGenetics relating to sales of Recothrom Products for the purpose of determining the correctness of ZymoGenetics’ computation and payment of the Royalty. Such audit may not be conducted more than once in any calendar year and shall be conducted during normal business hours by a national public accounting firm selected by Deerfield at its cost and reasonably acceptable to ZymoGenetics, provided that such accounting firm enters into a reasonable confidentiality agreement prior to commencing any such audit.

ZymoGenetics shall provide such accounting firm with access to all pertinent books and records and shall reasonably cooperate with such accounting firm’s efforts to conduct such audits. If there has been an underpayment of the aggregate Royalty due for the period being audited of more than the greater of $25,000 or five percent (5%) of the amount due for the period, ZymoGenetics shall reimburse Deerfield for the reasonable out-of-pocket costs (including accountants’ fees) incurred by Deerfield pursuant to this Section 2(g). In the event Deerfield claims that any such audit reveals an underpayment of the Royalty, Deerfield will make the audit papers for the relevant period available to ZymoGenetics.

(h) Assignment or Sublicense by ZymoGenetics. During the Royalty Term, ZymoGenetics shall continue to pay, or cause to be paid, the Royalty on all Net Sales by all direct or indirect licensees and assignees of the Recothrom Intellectual Property and Recothrom Regulatory Rights, and the provisions of this Section 2 shall apply to all such Net Sales as if made directly by ZymoGenetics.

(i) Assignment of Right to Receive Royalty. Each of Design Fund and Design International shall have the right to (i) assign all of its rights under this Agreement, including, without limitation, the right to receive the Royalty payments hereunder, to Deerfield ZG Corporation, a Delaware corporation (“Deerfield ZG”), and (ii) require ZymoGenetics, pursuant to Section 2(b), to pay the Royalty allocated to Design Fund or Design International, as applicable, to Deerfield ZG, provided Deerfield ZG is and remains an Affiliate of Deerfield.

3. Covenants of ZymoGenetics.

(a) Promotion of Recothrom Products. ZymoGenetics shall take all commercially reasonable and appropriate actions, at no cost or expense to Deerfield, to manufacture or have manufactured, package, label, promote, distribute, offer for sale and sell Recothrom Products throughout the Royalty Term throughout the United States (but not necessarily its territories or possessions).

(b) Maintenance of Intellectual Property and Regulatory Rights. ZymoGenetics shall take all commercially reasonable actions, at no cost or expense to Deerfield, to obtain and maintain all Recothrom Intellectual Property and Recothrom Regulatory Rights necessary to manufacture or have manufactured, package, label, promote, distribute, offer for sale and sell Recothrom Products throughout the Royalty Term throughout the United States (but not necessarily its territories or possessions).

(c) No Transfer Without Consent. During the Royalty Term, ZymoGenetics shall not Transfer any of its right, title or interest in or to the Recothrom Intellectual Property or Recothrom Regulatory Rights without the prior written consent of Deerfield, which consent may be conditioned upon any transferee assuming the obligation to pay the Royalty on all Net Sales by such Person and its direct and indirect assignees and licensees; provided, however, such prior written consent shall not be required (i) if a licensee agrees to pay the Royalty due hereunder on all of its Net Sales and the Net Sales of its direct and indirect assignees and licensees and Deerfield is named a third party beneficiary under such license with respect to such Royalty payment; (ii) for the direct or indirect license of Recothrom Intellectual Property solely for products or uses other than Recothrom Products; (iii) for the direct or indirect license of

Recothrom Intellectual Property or Recothrom Regulatory Rights to make, have made, use, promote, import, offer to sell or sell Recothrom Products solely on behalf of, or for the benefit of, ZymoGenetics or its direct or indirect assignees and licensees; or (iv) for a Transfer permitted by Section 7(f).

4. Representations and Warranties of ZymoGenetics. ZymoGenetics represents and warrants to Deerfield, as of the date hereof, that:

(a) Organization. ZymoGenetics is a corporation duly organized, validly existing and in good standing under the laws of Washington. ZymoGenetics has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

(b) Authority; Execution; Enforceability. ZymoGenetics has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and the execution and delivery of this Agreement and the performance of all of its obligations hereunder have been duly authorized by ZymoGenetics. This Agreement has been duly executed and delivered by ZymoGenetics and constitutes the legal, valid and binding obligation of ZymoGenetics, enforceable against ZymoGenetics in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

(c) No Violation. The signing, delivery and performance of this Agreement by ZymoGenetics is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the articles of incorporation, bylaws or other formation documents of ZymoGenetics, any material agreement or instrument binding on ZymoGenetics or any Legal Requirement applicable to ZymoGenetics, except for such prohibitions, limitations, defaults or Legal Requirements as would not prevent consummation by ZymoGenetics of the transactions contemplated hereby or the performance by ZymoGenetics of any of its obligations hereunder. The execution, delivery and performance of this Agreement by ZymoGenetics, and ZymoGenetics’ compliance with the terms and conditions hereof, do not and will not conflict with or result in a breach of any of the terms and conditions of or constitute a default, with or without the passage of time and the giving of notice, under any material contract or other instrument or obligation binding or affecting ZymoGenetics, Recothrom Products, Recothrom Intellectual Property or Recothrom Regulatory Rights.

(d) Financial Condition. No insolvency proceeding of any character, including, without limitation, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, has been commenced by or against ZymoGenetics or any of its assets or properties, nor has any such proceeding been threatened. ZymoGenetics does not contemplate and has not taken any action in contemplation of the institution of any such proceeding.

(e) Regulatory Rights and Intellectual Property. ZymoGenetics owns or holds a valid license to use the Recothrom Intellectual Property (including, without limitation, U.S. Patents 5,476,777, 5,502,034, and 5,527,692), the Recothrom License and the Recothrom Regulatory Rights. To the best of its knowledge, ZymoGenetics’ efforts to manufacture or have manufactured, package, label, promote, distribute, offer for sale and sell Recothrom Products throughout the United States, its territories and possessions do not violate any Legal Requirement or infringe the valid and enforceable intellectual property rights of any Person.

5. Representations and Warranties of Deerfield. Deerfield represents and warrants to ZymoGenetics that:

(a) Organization. Each of Design Fund and Design International is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Design Fund and Design International has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

(b) Authority; Execution; Enforceability. Each of Design Fund and Design International has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and the execution and delivery of this Agreement and the performance of all of its obligations hereunder have been duly authorized by each of Design Fund and Design International. This Agreement has been duly executed and delivered by each of Design Fund and Design International and constitutes the legal, valid and binding obligation of each such Person, enforceable against each such Person in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

(c) No Violation. The signing, delivery and performance of this Agreement by each of Design Fund and Design International is not prohibited or limited by, and will not result in the breach of or a default under, any provision of the certificate of incorporation, bylaws or other formation documents of such Persons, or of any material agreement or instrument binding on either of such Persons or of any Legal Requirement applicable to such Persons, except for such prohibitions, limitations, defaults or Legal Requirements as would not prevent consummation by either of such Persons of the transactions contemplated hereby or the performance by such Persons of any of its obligations hereunder. The execution, delivery and performance of this Agreement by each of Design Fund and Design International, and each such Person’s compliance with the terms and conditions hereof, do not and will not conflict with or result in a breach of any of the terms and conditions of or constitute a default, with or without the passage of time and the giving of notice, under any material contract or other instrument or obligation binding or affecting Design Fund or Design International.

6. Termination; Increase in Interest Rate.

In the event that during the Royalty Term (i) a court of competent jurisdiction issues an injunction or ZymoGenetics, or its Affiliate, licensee or assignee, enters into any settlement, consent or other agreement and (ii) such injunction, settlement, consent or other agreement (y) prevents such Person from manufacturing or selling Recothrom Products in any product market in any part of the United States, its territories and possessions on the basis that such activity infringes the intellectual property rights of any other Person and (z) causes a Material Reduction in Net Sales, ZymoGenetics shall provide written notice to Deerfield within forty-five days following the determination of such Material Reduction in Net Sales. Upon written notice to ZymoGenetics given not later than forty-five days following the receipt of a written notice from ZymoGenetics of a Material Reduction in Net Sales, Deerfield may elect to terminate this Agreement and cause the Interest Rate under the Facility Agreement to be increased, effective as of the determination of such Material Reduction in Net Sales, to (A) 9.75% per annum during any Quarter in which the aggregate amount of Cash and Cash Equivalents of ZymoGenetics is equal to or greater than $50,000,000 as of the last day of the immediately preceding Quarter or (B) 11.75% per annum during any Quarter in which the aggregate amount of Cash and Cash Equivalents of ZymoGenetics is less than $50,000,000 as of the last day of the immediately preceding Quarter. If Deerfield elects to terminate this Agreement and increase the Interest Rate pursuant to this Section 6, such election shall constitute Deerfield’s sole and exclusive remedy under the Financing Documents for such infringement.

7. General Provisions.

(a) Independent Contracting Parties. The Parties are not joint venturers, partners, principal and agent, master and servant, or employer and employee, and have no relationship other than as independent contracting parties. Neither Party shall be a legal representative of the other or have the power to bind or obligate the other in any manner.

(b) Amendment and Modification. This Agreement may be amended, modified or supplemented only by an instrument in writing signed by the Party against whom such amendment, modification or supplement is sought to be enforced.

(c) Waiver of Compliance; Consents. The rights and remedies of the Parties are cumulative and not alternative and may be exercised concurrently or separately. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (ii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement. Any consent required or permitted by this Agreement is binding only if in writing.

(d) Notices. All notices, consents, waivers, acceptances, rejections and other communications hereunder shall be in writing and shall be (i) delivered by hand, (ii) sent by facsimile transmission, or (iii) sent certified mail or by a nationally recognized overnight delivery service, charges prepaid, to the address set forth below (or such other address for a Party as shall be specified by like notice):

If to Deerfield, to	Deerfield Management
780 Third Avenue, 37th Floor
New York, New York 10017
Attention: James E. Flynn
Facsimile: (212) 573-8111

Copy to:	Robinson, Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, North Carolina 28246
Attention: David J. Clark
Facsimile: (704) 373-3990

If to ZymoGenetics, to:	ZymoGenetics, Inc.
1201 Eastlake Avenue East
Seattle, Washington 98101
Attention: Chief Financial Officer
Facsimile: (206) 442-6580

Copy to:	ZymoGenetics, Inc.
1201 Eastlake Avenue East
Seattle, Washington 98101
Attention: General Counsel
Facsimile: (206) 442-6678

Each such notice or other communication shall be deemed to have been duly given and to be effective (x) if delivered by hand, immediately upon delivery if delivered on a Business Day during normal business hours and, if otherwise, on the next Business Day; (y) if sent by facsimile transmission, immediately upon confirmation that such transmission has been successfully transmitted on a Business Day before or during normal business hours and, if otherwise, on the Business Day following such confirmation, or (z) if sent by certified mail or a nationally recognized overnight delivery service, on the day of delivery if delivered during normal business hours on a Business Day and, if otherwise, on the first Business Day after delivery. Notices and other communications sent via facsimile must be followed by notice delivered by hand or by certified mail or overnight delivery service as set forth herein within five Business Days.

(e) Publicity. No Party shall issue any press release or any other form of public disclosure regarding the existence of this Agreement or the terms hereof, or use the name of another Party hereto in any press release or other public disclosure, without the prior written consent of the other Party, except (i) for a press release announcing the execution of this Agreement, which will be mutually approved by the Parties, (ii) for those disclosures and notifications contemplated by this Agreement or containing information previously approved for disclosure by the other Party, (iii) as required by any Legal Requirement and solely to the extent necessary to satisfy such Legal Requirement and (iv) as required by the rules of any securities exchange on which any securities of a Party are traded.

(f) No Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by ZymoGenetics without Deerfield’s prior written consent except (i) in connection with a merger, consolidation or reorganization of ZymoGenetics in which the surviving entity assumes all of ZymoGenetics’ obligations hereunder, (ii) to a purchaser of all or substantially all of ZymoGenetics’ assets that relate to the subject matter of this Agreement if such purchaser assumes all of ZymoGenetics’ obligations hereunder, or (iii) without any release of

ZymoGenetics’ obligations hereunder, to an Affiliate of ZymoGenetics. Subject to the terms of Section 2(i), Deerfield shall not assign this Agreement or its rights hereunder except to an Affiliate of Deerfield or to any Person that purchases all or substantially all of the assets of Deerfield.

(g) Governing Law. The execution, interpretation and performance of this Agreement, and any disputes with respect to the transactions contemplated by this Agreement, shall be governed by the internal laws and judicial decisions of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

(h) Severability. If any provision contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein, unless the invalidity of any such provision substantially deprives either Party of the practical benefits intended to be conferred by this Agreement. Notwithstanding the foregoing, any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable, and the determination that any provision of this Agreement is invalid, illegal or unenforceable as applied to particular circumstances shall not affect the application of such provision to circumstances other than those as to which it is held invalid, illegal or unenforceable.

(i) Construction. Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(j) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed on signature pages exchanged by facsimile, in which event each Party shall promptly deliver to the other such number of original executed copies as the other Party may reasonably request.

(k) Entire Agreement. This Agreement constitutes the entire agreement and understanding of the Parties hereto in respect of the subject matter hereof. This Agreement supersedes all prior agreements, understandings, promises, representations and statements between the Parties and their representatives with respect to the Royalty contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Royalty Agreement to be executed by their duly authorized representatives as of the date first set forth above.

DEERFIELD PRIVATE DESIGN FUND, L.P.

By:	/s/ James E. Flynn
Name:	James E. Flynn
Title:	General Partner

DEERFIELD PRIVATE DESIGN INTERNATIONAL, L.P.

By:	/s/ James E. Flynn
Name:	James E. Flynn
Title:	General Partner

ZYMOGENETICS, INC.

By:	/s/ James A. Johnson
Name:	James A. Johnson
Title:	Executive Vice President & Chief Financial Officer